Exhibit 99.1

Epizyme Announces Exercise of $50 Million Option with Royalty Pharma and Highlights Key 2020 Initiatives to Build Long-Term Value

Additional Capital Further Extends Company’s Operating Runway into 2022

Commercially Prepared to Launch Tazemetostat for Epithelioid Sarcoma; PDUFA Date Set for January 23, 2020

CAMBRIDGE, Mass., Jan. 6, 2020 — Epizyme, Inc. (Nasdaq: EPZM), a late-stage biopharmaceutical company developing novel epigenetic therapies, today announced that it exercised its option to sell $50 million of its common stock to Royalty Pharma, pursuant to the terms of the companies’ recent funding agreements announced on November 4, 2019. The company notified Royalty Pharma that it was exercising the prespecified option when the trailing average share price reached the $20 per share cap. The closing of the sale and issuance of the shares is subject to the satisfaction or waiver of customary conditions.

Epizyme expects that this additional capital, combined with its existing cash, cash equivalents and marketable securities on December 31, 2019 of approximately $381 million (preliminary and unaudited), will further support the company’s current operating runway into 2022, which includes the planned epithelioid sarcoma and follicular lymphoma launch activities for tazemetostat, as well as other potential value-creating initiatives.

“2020 is set to be a transformational year as we complete our evolution to a commercial enterprise,” said Robert Bazemore, president and chief executive officer of Epizyme. “Our top priorities this year include successfully launching tazemetostat for the first two indications upon approvals, advancing life-cycle development for tazemetostat to support its potential utility in additional treatment settings and combinations, and progressing our research efforts to expand our pipeline. With a strong balance sheet and an exceptional team in place, I am confident in our ability to execute these activities and to realize our mission of rewriting treatment for people with cancer.”

Epizyme has outlined the following key milestones for 2020:

•	Gain U.S. Food and Drug Administration (FDA) approval for and launch tazemetostat for patients with metastatic or locally advanced epithelioid sarcoma in the U.S.;

•

Gain FDA approval for and launch tazemetostat for patients in the U.S. with relapsed or refractory follicular lymphoma (FL), both with and without EZH2 activating mutations, who have received at least two prior lines of systemic therapy;

•	Complete the safety evaluation of tazemetostat in combination with doxorubicin and advance the confirmatory trial in the front-line epithelioid sarcoma treatment setting;

•	Complete the safety evaluation of tazemetostat in combination with “R2” (Revlimid® plus Rituximab®) and advance the confirmatory trial in the second-line FL treatment setting;

•	Expand clinical investigation of tazemetostat in combination with R-CHOP in the front-line treatment setting for patients with FL;

•

Initiate the Phase 2 efficacy portion of the ongoing Phase 1b/2 clinical trial exploring tazemetostat in combination with standard-of-care treatments for chemo-naïve patients with metastatic castration-resistant prostate cancer;

•	Initiate clinical investigation of tazemetostat in combination with a PARP inhibitor for certain platinum-resistant solid tumors;

•	Support investigator-sponsored studies designed to evaluate clinical activity of tazemetostat in various combinations for multiple tumor types; and

•	Pursue additional development candidates for its preclinical programs.

Epizyme’s figure for cash, cash equivalents and marketable securities as of December 31, 2019 is based on preliminary unaudited information and is subject to change as the company has not yet completed its financial closing procedures and its auditors have not reviewed this information.

About Epizyme, Inc.

Epizyme, Inc. is a late-stage biopharmaceutical company committed to rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. Epizyme is broadly developing its lead product candidate, tazemetostat, an oral, first-in-class EZH2 inhibitor, with studies underway in both solid tumors and hematological malignancies, as a monotherapy and combination therapy in relapsed and front-line disease. The company is also exploring additional molecules in its novel G9a inhibitor program. By focusing on the genetic drivers of disease, Epizyme’s science seeks to match targeted medicines with the patients who need them. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether the closing conditions to the closing of the put option exercise will be satisfied and the closing will be consummated; whether the FDA will approve the New Drug Applications submitted for tazemetostat; uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether Fast Track Designation and Orphan Drug Designations will provide the benefits for which tazemetostat is eligible; expectations for regulatory approvals, including accelerated approval, to conduct trials or to market products; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements for the period anticipated; whether the Company will successfully launch tazemetostat, if approved, and other matters that could affect the availability or commercial potential of the company’s therapeutic candidates; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

Revlimid® and Rituxan® are registered trademarks of Celgene Corporation and Biogen Idec, Inc., respectively.

Contacts

Media:

Erin Graves, Epizyme, Inc.

media@epizyme.com

(617) 500-0615

Investors:

Alicia Davis, THRUST Strategic Communications

alicia@thrustsc.com

(910) 620-3302